Gladstone Commercial Prices $25 Million Preferred Stock Offering

McLean, VA, January 19, 2006: Gladstone Commercial Corp. (NASDAQ: GOOD) (the “Company”) announced today that the Company has agreed to issue 1,000,000 shares of 7.75% Series A Cumulative Redeemable Preferred Stock at $25.00 liquidation preference per share. The underwriters of the offering have also been granted an option, exercisable for 30 days, to purchase up to an additional 150,000 shares to cover over-allotments. The preferred stock may be redeemed at liquidation preference at the election of the Company on or after January 30, 2011. These securities have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company. The closing of the offering is scheduled for January 26, 2006 and the stock is expected to begin trading within thirty days of closing on the Nasdaq National Market under the trading symbol “GOODP.”
The net proceeds from the offering will be used by the Company to repay outstanding indebtedness under its line of credit.
Ferris, Baker Watts, Incorporated acted as lead underwriter. J.J.B. Hilliard, W.L. Lyons, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc. acted as co-managers. A shelf registration statement relating to these securities had previously been filed with the Securities and Exchange Commission and declared effective. Copies of the prospectus and prospectus supplement related to the offering may be obtained from the Company’s website at www.GladstoneCommercial.com.
Gladstone Commercial Corporation is a publicly traded real estate investment trust that focuses on investing in and owning triple-net leased industrial and commercial real estate properties through sale/leaseback transactions and selectively making long-term mortgage loans. Additional information can be found at www.GladstoneCommercial.com.
For further information contact our Investor Relations Manager, Kelly Sargent at 703-287-5835.
This press release may include statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company. Words such as “will,” “expect,” and “may” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk factors” of the Company’s Form 10-K/A for the Fiscal Year Ended December 31, 2004, as filed with the Securities and Exchange Commission on October 21, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.